Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Mason N. Carter, Chairman & CEO 973-575-1300, ext. 1202 mnc@merrimacind.com

Merrimac Reports First Quarter 2005 Results and
Sixth Consecutive Profitable Quarter

WEST CALDWELL, N.J., May 17, 2005:    Merrimac Industries, Inc. (AMEX:MRM), a leader in the design and manufacture of RF Microwave components, subsystem assemblies and micro-multifunction modules (MMFM®), today announced results for the first quarter of 2005.

Sales for the first quarter of 2005 were $7,258,000, a 5.1 percent decrease compared to first quarter of 2004 sales of $7,648,000. First quarter 2005 sales were lower primarily due to reduced currently shippable orders to customers by contract shipment dates.

Operating income for the first quarter of 2005 was $182,000 compared to operating income of $322,000 for the first quarter of 2004. Operating results for the first quarter were lower as a result of decreased sales, offset by lower operating expenses during the first quarter of 2005 compared to the first quarter of 2004.

Net income for the first quarter of 2005 was $84,000 compared to net income of $231,000 for the first quarter of 2004. Net income per diluted share was $.03 for the first quarter of 2005, compared to net income per diluted share of $.07 reported for the first quarter of 2004. Net income for the first quarter of 2005 included a loss on the disposition of capital assets of $36,000 or $.01 per share.

The backlog at the end of the first quarter of 2005 was $13.8 million, an increase of $0.9 million or approximately 7.0 percent compared to the backlog of $12.9 million at year-end 2004 and an increase of $0.4 million or 3.0 percent when compared to the backlog of $13.4 million at the end of the first quarter of 2004. Orders received during the first quarter of 2005 totaled $8.2 million and were approximately 12.9 percent above first quarter 2005 sales.

Chairman and CEO Mason N. Carter commented, "The decrease in our consolidated sales for the first quarter of 2005 compared to 2004 was tempered by our successful efforts to diversify Filtran Microcircuits into wireless base stations, automotive and defense applications, which raised its sales approximately $300,000 as compared to the first quarter of 2004. This sales increase, however, did not increase Filtran's contribution to consolidated operating or net income as a higher Canadian dollar negatively impacted local manufacturing and operating costs. This resulted in a $.01 per share loss for this segment and a negative change of $.04 per share from the first quarter of 2004.

"Sales for our electronic components segment were reduced due to lower orders in the first quarter of 2005 from satellite and defense customers and a lower opening backlog at the beginning of 2005. The lower opening backlog reflects delays in expected orders from defense customers during 2004. Higher manufacturing yield and efficiencies and lower operating expenses for the electronic components segment partially offset this segment's reduced contribution from its lower sales to operating income and net income, allowing us to achieve overall profitable operations for the first quarter of 2005, and in fact, matching the per share performance of the first quarter of 2004 for this segment."

Mr. Carter continued, "Other quarterly financial results reflecting consistent performance include:

•	Gross profit of 41.8 percent.

•	Cash (including restricted cash) of $3.8 million exceeds the total of current and long-term debt of $3.7 million.

•	Working capital of $9.4 million and current ratio of 3.3 to 1.

•	Orders booked of $8.2 million and a book-to-bill ratio of 1.13 to 1."

Investors are invited to participate in the financial results conference call on Tuesday, May 17, 2005 at 3:00 p.m. (Eastern) by dialing 1-800-231-9012 (for International callers: 1-719-457-2617) ten minutes prior to the scheduled start time, and reference the Merrimac Industries first quarter 2005 conference call. For those unable to participate, a replay will be available for seven days by dialing 1-888-203-1112, or 1-719-457-0820 for international callers, passcode number 9184550.

This conference call will also be broadcast live over the Internet by logging on to the web at this address:

http://phx.corporate-ir.net/playerlink.zhtml?c=73209&s=wm&e=1069532

If you are unable to participate or listen to the live webcast, a link to the archived webcast will be listed on the Merrimac Industries, Inc. website http://www.merrimacind.com.

About Merrimac

Merrimac Industries, Inc. is a leader in the design and manufacture of RF Microwave signal processing components, subsystem assemblies, and Multi-Mix® micro-multifunction modules (MMFM®), for the worldwide Defense, Satellite Communications (Satcom), Commercial Wireless and Homeland Security market segments. Merrimac is focused on providing Total Integrated Packaging Solutions® with Multi-Mix® Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. Multi-Mix® MMFM® provides a patented and novel packaging technology that employs a platform modular architecture strategy that incorporates embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional integrated module applicable to High Power, High Frequency and High Performance mission-critical applications. Merrimac Industries facilities are registered under ISO 9001:2000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. has facilities located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and has approximately 230 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions® for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix®, Multi-Mix PICO®, MMFM® and Total Integrated Packaging Solutions® are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and its Canadian subsidiary Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with demand for and market acceptance of existing and newly developed products as to which the Company has made significant investments, particularly its Multi-Mix® products; general economic and industry conditions; the possibilities of impairment charges to the carrying value of our Multi-Mix(R) assets, thereby resulting in charges to our earnings; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the Company's acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; failure of our Original Equipment Manufacturer, or OEM, customers to successfully incorporate our products into their systems; the emergence of new or stronger competitors as a result of consolidation movements in the market; the timing and market acceptance of our or our OEM customers' new or enhanced products; our ability and the ability of our OEM customers to keep pace with the rapid technological changes and short product life cycles in our industry and gain market acceptance for new products and technologies; changes in product mix resulting in unexpected engineering and research and development costs; delays and increased costs in product development, engineering and production; reliance on a small number of significant customers; foreign currency fluctuations between the U.S. and Canadian dollars; risks relating to governmental regulatory actions in communications and defense programs; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties as are detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Merrimac Industries, Inc.
Summary of Consolidated Statements of Operations

	Quarter Ended (Unaudited)
	April 2, 2005	April 3, 2004
Net sales	$7,258,000	$7,648,000
Gross profit	3,034,000	3,348,000
Selling, general and administrative expenses	2,311,000	2,454,000
Research and development	541,000	572,000
Operating income	182,000	322,000
Interest and other expense, net	52,000	81,000
Loss on disposition of capital assets	36,000	—
Income before income taxes	94,000	241,000
Provision for income taxes	10,000	10,000
Net income	84,000	231,000
Net income per common share – basic and diluted	$.03	$.07
Weighted average number of shares outstanding – basic	3,138,000	3,121,000
Weighted average number of shares outstanding – diluted	3,175,000	3,135,000

Merrimac Industries, Inc.
Condensed Consolidated Balance Sheets

	April 2, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,294,000	$2,166,000
Income tax refunds receivable	93,000	98,000
Accounts receivable	6,210,000	6,473,000
Inventories	3,293,000	2,931,000
Other current assets	964,000	583,000
Deferred tax assets	675,000	676,000
Total current assets	13,529,000	12,927,000
Property, plant and equipment, net	14,721,000	15,584,000
Restricted cash	1,500,000	1,500,000
Other assets	705,000	747,000
Deferred tax assets	435,000	439,000
Goodwill	3,343,000	3,378,000
Total Assets	$34,233,000	$34,575,000
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Current portion of long-term debt	$919,000	$905,000
Other current liabilities	3,169,000	3,558,000
Total current liabilities	4,088,000	4,463,000
Long-term debt, net of current portion	2,772,000	2,778,000
Deferred liabilities	70,000	88,000
Deferred tax liabilities	648,000	648,000
Total liabilities	7,578,000	7,977,000
Stockholders' equity	26,655,000	26,598,000
Total Liabilities and Stockholders' Equity	$34,233,000	$34,575,000